FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-282099-11

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 11, 2026, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated February 11, 2026)

$672,308,000 (Approximate)

Wells Fargo Commercial Mortgage Trust 2026-5C8
(Central Index Key Number 0002107796)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

Argentic Real Estate Finance 2 LLC
(Central Index Key Number 0001968416)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.
(Central Index Key Number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Greystone Commercial Mortgage Capital LLC

(Central Index Key Number 0001931347)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2026-5C8

This is a supplement (“Supplement”) to the preliminary prospectus dated February 11, 2026 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

1.	The paragraph under the heading “SUMMARY OF TERMS—Mortgage Loan Characteristics— Modified and Refinanced Loans” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

	Modified and Refinanced Loans	As of the cut-off date, other than as described in the following paragraph, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of the mortgage loan.

With respect to the Cottage Cove Apartments mortgage loan (8.2%), the prior loan secured by the mortgaged property matured on December 12, 2025 and went into maturity default. The borrower refinanced the prior loan with the mortgage loan on January 26, 2026. Proceeds from the mortgage loan were used to repay the prior loan in full.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Citigroup Co-Lead Manager and Joint Bookrunner	Goldman Sachs & Co. LLC Co-Lead Manager and Joint Bookrunner	J.P. Morgan Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager	Drexel Hamilton Co-Manager	Siebert Williams Shank Co-Manager

The date of this Supplement is February 13, 2026

2.	The following paragraph is added as the second paragraph under the heading entitled “Description of the Mortgage Pool—Tenancies in Common and Crowd-Funded Entities” in the Preliminary Prospectus:

With respect to the Cottage Cove Apartments Mortgage Loan (8.2%), more than 60 individuals have direct or indirect ownership interests in the borrower.

3.	The third bullet under the heading entitled “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

•	With respect to the CityCenter (Aria & Vdara) Mortgage Loan, the Cottage Cove Apartments Mortgage Loan, the Columbus Park Crossing Mortgage Loan, The Bluffs Mortgage Loan, the Hampton Towne Centre Mortgage Loan, the Empire Mall Mortgage Loan, the Calder Square Apartments Mortgage Loan, the 1800 South Brand Mortgage Loan, the Silver Strand Plaza Mortgage Loan, the Northshore Mall Mortgage Loan and the 105 Rogers Avenue Mortgage Loan (collectively, 43.8%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

4.	The following paragraph is added as the fifth bullet under the heading entitled “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus:

•	With respect to the Cottage Cove Apartments Mortgage Loan (8.2%), the prior loan secured by the Mortgaged Property matured on December 12, 2025 and went into maturity default. The borrower refinanced the prior loan with the Mortgage Loan on January 26, 2026. Proceeds from the Mortgage Loan were used to repay the prior loan in full.

5.	The following paragraph is added as the second bullet under the heading entitled “Description of the Mortgage Pool—Competition from Certain Nearby Properties” in the Preliminary Prospectus:

•	With respect to the Cottage Cove Apartments Mortgage Loan (8.2%), the borrower sponsor owns multiple competing multifamily properties in the same metropolitan area as the Mortgaged Property.

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by the immediately preceding changes, the Preliminary Prospectus remains unmodified.